Exhibit 10.5

AMENDED AND RESTATED GAS DEDICATION AND GATHERING AGREEMENT
BETWEEN
DAKOTA MIDSTREAM, LLC
AND
EMERALD OIL, INC. & EMERALD WB LLC

AMENDED AND RESTATED GAS DEDICATION
AND GATHERING AGREEMENT

THIS AMENDED AND RESTATED GAS DEDICATION AND GATHERING AGREEMENT ("Agreement') is entered into on May 26, 2015, but effective as of the 1st day of July, 2014 (the "Effective Date" ) by and between DAKOTA MIDSTREAM, LLC ( "Gatherer"), and EMERALD OIL, INC. and EMERALD WB LLC (collectively "Producer"). The term "Producer" shall also include any other Affiliates of Emerald Oil, Inc. or Emerald WB LLC that own or control leasehold interests or Gas from leasehold interests located within the Area of Dedication at any time while this Agreement remains in effect. Producer and Gatherer are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS

A.           Producer is a working interest owner in certain oil and gas leases, wells, and/or lands within the area described in Exhibit "A" attached hereto and by reference made a part hereof (the "Area of Dedication"), and may acquire additional interests in oil and gas leases and/or lands within the Area of Dedication during the term of this Agreement (such current and future interests are referred to as the "Leases").

B.           Producer desires to have Gatherer receive, gather and redeliver all of the Gas owned by Producer which is produced from the Wells (as defined herein) and Leases within the Area of Dedication.

C.           Gatherer desires to receive Producer's Gas at the Receipt Points and redeliver Producer's Gas at the Delivery Points (as such terms are defined herein), utilizing the facilities constructed, owned and operated by Gatherer.

D.           The Parties entered into that certain Gas Dedication and Gathering Agreement dated effective July I , 2014, as amended by that certain Amendment No. 1 dated effective November 19, 2014 (the "Original Agreement"),and desire now to amend and restate the Original Agreement in its entirety, effective as of July 1, 2014, to address and incorporate additional facilities to be constructed and operated by Gatherer at the request of Producer to receive Producer's Gas, from the same Initial System DSUs as identified in Exhibit B-1 herein at certain new "Infill Receipt Points" in exchange for additional consideration to Gatherer.

E.           The Parties also desire now to name and include Emerald WB LLC as a Producer Party to this Agreement and to have Emerald WB LLC ratify the Original Agreement.

Now therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

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ARTICLE I
REPRESENTATIONS & COMMITMENTS OF PRODUCER

1.1           Producer's Representations. Producer represents and warrants to Gatherer, its successors and assigns, that Producer has the right to operate the Wells listed on Exhibit B-2 and owns and has the right to dedicate and commit for physical delivery to and gathering by Gatherer, Producer 's Gas as defined in Section 1.2 below, and that Producer has constructed, intends to construct, or shall cause to be constructed, the facilities necessary, if any, to enable Producer to deliver to Gatherer at the Receipt Points all of Producer's Gas, in accordance with the terms and provisions of this Agreement, as well as any other facilities committed to by Producer under this Agreement.

1.2           Dedication. Producer hereby dedicates and commits to the performance of this Agreement and all of the terms and conditions herein for the Primary Term, as defined herein, as a covenant running with the land the following: (i) all of Producer's working interest share of Gas produced from the Wells operated by Producer; and (ii) all of Producer's working interest share of Gas from wells operated by parties other than Producer in which Producer takes its share of production in kind, if applicable (collectively "Producer's Gas"). Notwithstanding the foregoing, Producer's Gas shall not include: (i) Gas subject to a prior Gas dedication as of the Effective Date of this Agreement for the minimum duration of that prior Gas dedication; (ii) Gas produced from any lands or Leases that Producer in the future acquires in the Area of Dedication that are subject to a prior Gas dedication entered into by Producer's predecessor-in-interest for the minimum duration of the prior Gas dedication; (iii) Gas from Leases that are subject to a Temporary Release (for so long as such Temporary Release remains in effect) or a Permanent Release, all in accordance with the terms of this Agreement; and (iv) Gas produced from any Leases otherwise subject to this Agreement that are no longer held by production or upon their termination, expiration or release if such Leases are not cured, renewed, top leased, re-acquired or newly acquired in whole or in part by Producer, its successor-in-interest, their respective Affiliates, or any of their respective officers, directors, employees, agents or representatives. Subject to the remaining terms of this Agreement, including the rights of Producer in the event of a Temporary Release or Permanent Release, as defined herein, either exclusion applies only for the remaining minimum duration of the prior Gas dedication, Producer will take all action necessary not to extend the duration of such prior Gas dedication, and upon the expiration of that prior Gas dedication, such interest will automatically be dedicated and committed hereunder. Producer shall promptly furnish Gatherer with notices of the termination of all prior Gas dedication arrangements and the anticipated date of first delivery of those volumes to Gatherer's Gas System. Producer covenants to deliver all of Producer's Gas to Gatherer at the Receipt Points without other disposition except as otherwise provided in this Agreement.

1.3          Producer's Reservations.

i.            Producer, as a reasonable and prudent operator, hereby expressly reserves the following rights with respect to Producer's Gas and the Leases subject hereto:

a.           The right to use and consume the Gas produced from the Leases prior to delivery to Gatherer for the following purposes:

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(i)          For consumption as fuel in the development and operation of the Leases from which the Gas is produced.

(ii)         For delivery to the lessors and owners of overriding royalties or other interests in the Leases, if such lessors and owners are entitled to use such Gas or take such Gas in kind under the terms of the Leases and other definitive instruments creating their interests entered into (1) prior to the Effective Date, with respect to Leases owned by Producer at the Effective Date, or (2) prior to the date such Leases are acquired by Producer, with respect to Leases acquired by Producer after the Effective Date.

(iii)        For consumption as fuel in the operation of the facilities which Producer may install in order to deliver Gas hereunder in accordance with the terms hereof.

(iv)        Reasonable and customary amounts of Gas for its operational needs including gas lift (estimated not to exceed 500 Mcfd as of the Effective Date) and secondary or tertiary recovery projects to the extent communicated to Gatherer pursuant to Section 2.7.

b.           The right to pool or unitize the Leases (or any portion thereof) with other lands and leases. In the event of any such pooling or unitization, the Agreement will cover Producer's interest in the pool or unit and the Gas attributable thereto to the extent that such interest is derived from Producer's interest in the Leases.

ii.         Producer reserves the right to operate its Leases and Wells free of any control by Gatherer and in such a manner as Producer, in its sole discretion, may deem advisable, including without limitation, the right to enter into farmouts of any Lease subject to this Agreement, to abandon any Well and surrender any Lease. Producer reserves the right to determine the maximum efficient rate of flow for any Well (including the right to curtail production due to low market demand for Gas) and shall not be required to produce any Well or Wells in any manner which in its sole judgment and discretion would not constitute good operating practice, nor shall Producer be obligated to drill additional Wells or to deepen, repair or rework any existing Wells.

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1.4          Release Rights.

i.            Temporary Release. Notwithstanding any other provision herein, during any period after the Initial System In-Service Date, as defined in Section 2.4, when Gatherer is unable or fails to accept delivery of any of Producer's Gas in accordance with the terms of this Agreement for any reason whatsoever, including, without limitation, curtailment, Force Majeure or maintenance affecting Gatherer's Gas System or any downstream pipeline or processing plant, and there exists no uncured material breach of this Agreement on the part of Producer, then Producer m temporarily elect to deliver the quantities of Producer's Gas which Gatherer has failed to or is unable to accept to alternative gathering facilities, upon delivering written notice to Gatherer of its intent to do so (a "Temporary Release"). Failure of Gatherer to respond (or accept delivery of the Excess Volumes of Producer's Gas) within twenty-four (24) hours to a waiver request from Producer shall be deemed to be a confirmation by Gatherer of a lack of capacity on Gatherer's Gas System. The Temporary Release of Producer's Gas shall only apply to those certain volumes of Producer's Gas which Gatherer is unable to so accept (the "Released Volumes"). Furthermore, during any Accounting Period in which a Temporary Release occurs, the applicable Minimum Volume for such Accounting Period shall be reduced by an amount equal to the total of Released Volumes for such Accounting Period. Within thirty (30) days after Gatherer's delivery of written notice to Producer of its ability to again accept delivery of the Released Volumes in whole or in part, the Temporary Release will terminate as to the quantity Gatherer has specified in its written notice that it is able to receive and Producer shall resume delivery of such Released Volumes to Gatherer.

ii.            Permanent Release. Except for the six (6) month period commencing as of the Initial System In-Service Date, and subject to Section 2.5 in the context of future expansion beyond the Initial System, as applicable, in the event Gatherer has not accepted delivery of the entire quantity of Producer's Gas made available by Producer at the Receipt Points for any reason whatsoever, including, without limitation, curtailment, Force Majeure or maintenance affecting Gatherer's Gas System or any downstream pipeline or processing plant, for a continuous period of ninety (90) consecutive days, or one hundred and twenty (120) days within a one hundred eighty (180) day period, Producer shall have the right to have the Leases and Wells affected thereby permanently released from this Agreement (a "Permanent Release ") by delivering written notice thereof to Gatherer within thirty (30) days after the expiration of any such ninety (90) consecutive day period or one hundred eighty (180) day period, as applicable. Furthermore, the applicable Minimum Volume for each Accounting Period remaining during the Commitment Period shall be reduced by the estimated average daily volumes subject to Permanent Release for each such Accounting Period, in accordance with estimates of anticipated volumes previously provided by Producer pursuant to Section 2.7 that would have been delivered to Gatherer's Gas System had the Permanent Release not occurred (the "Permanently Released Volumes").

1.5           Allocations. Producer shall provide to Gatherer all information reasonably requested by Gatherer to assist Gatherer in making Receipt Point allocations called for herein or required by Gatherer's normal and customary accounting or contract administration practices. The Parties shall cooperate in providing allocation information to operators of facilities downstream of the Delivery Point to assist such operators in making allocations concerning Producer's Gas.

1.6           Memorandum of Agreement. Upon execution of this Agreement, the Parties shall concurrently execute a new Memorandum of this Agreement, in substantially the same form attached as Exhibit "D" including a legal description of the Area of Dedication that corrects and replaces the Memorandum of the Original Agreement by expressly including Emerald WB LLC as a dedicating party, together with any of Producer's other Affiliates which own or control leasehold interests or Gas from leasehold interests located within the Area of Dedication, during the Primary Term or Extended Term of this Agreement. Such Memorandum shall be placed of record in each county in which the Leases are located with Producer to bear all costs. In the event of any Permanent Release or termination of this Agreement, in whole or in part, the Parties shall execute appropriate instruments to be placed of record in each county in which the Leases are located, providing notice of the amended Area of Dedication or termination of this Agreement.

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1.7           Gas Purchaser. It is understood that Producer may enter into arrangements with purchasers of Gas under which Producer's Gas may be sold to the purchaser ("Gas Purchaser" whether one or more) at or near the well pads and prior to delivery to Gatherer, or downstream of the Delivery Points. If such arrangements are entered into by Producer, Producer will require the Gas Purchaser to deliver all of Producer's Gas to Gatherer under the terms of this Agreement and, subject to the terms and provisions hereof, all of Producer's Gas shall remain dedicated and committed to this Agreement and subject to all provisions contained in this Agreement and Producer shall cause the Gas Purchaser to execute an adoption and ratification of this Agreement in a form and substance reasonably acceptable to Gatherer.

1.8           Further Arrangements. Producer commits that, during the term of this Agreement, it will maintain, or cause its Gas Purchasers, if applicable, to maintain all necessary arrangements to provide for the further transportation and disposition of Producer’s Gas at the Delivery Points. Gatherer will use reasonable efforts to enter into interconnect agreements at the Delivery Points with third party pipelines to facilitate the further transport and disposition of Producer's Gas. Further, Producer agrees that any connection fees, throughput fees or similar charges to flow Producer's Gas into a downstream interconnecting pipeline at the Delivery Points shall be borne by Producer.

1.9           Other Owner Gas. It is expressly agreed by the Parties that, except as specifically provided herein, Producer does not dedicate to the performance of this Agreement any Gas attributable to the interests of other non-Affiliate working interest owners, non-Affiliate overriding royalty owners or royalty owners ("Other Owners") in the Wells or Leases operated by Producer within the Area of Dedication. However, in the event Other Owners fail to take their shares of production in kind from time to time and such shares of production are not subject to prior dedications to third party gatherers, and Producer elects to arrange for the temporary disposition of the shares of production of such Other Owners, then the Gas attributable to such shares of Other Owners ("Other Owner Gas") shall be deemed to be "Producer's Gas"; provided, however, that such Other Owner Gas shall not thereby become dedicated to this Agreement and shall not be entitled to receive the highest priority of service afforded Producer's Gas pursuant to Section 3.5 without ratification or other formal agreement by the Other Owners, and such Other Owners shall retain their right and obligation to take their share of production in kind. To the extent Producer tenders Other Owner Gas, Producer represents and warrants to Gatherer, its successors and assigns, that Producer bas the right to deliver for gathering to Gatherer, the allocated share of Other Owner Gas tendered by Producer and indemnifies Gatherer accordingly.

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ARTICLE II
FACILITIES

2.1          Gatherer 's Gas System. Gatherer will construct, operate and maintain a Gas gathering system comprised of the Initial System, and any Future Receipt Points, Future Delivery Points, additional Field Compression and expansions of Gatherer's Gas System constructed pursuant to Section 2.5 (collectively "Gatherer's Gas System" ) located as necessary to enable Gatherer to receive and gather Producer's Gas from the Area of Dedication at the Receipt Points and redeliver an equivalent Thermal Content of Producer's Gas, less Fuel, Field Condensate, and Lost and Unaccounted for Gas as defined herein, to Producer or Producer's designee at the Delivery Points. Gatherer shall construct and operate Gatherer's Gas System in a workman-like manner and in accordance with good oilfield practices and in compliance with any applicable permits and licenses and all applicable rules, laws and regulations. Gatherer's Gas System will consist of:

L "Gathering Lines" means various pipeline gathering facilities from the Receipt Points to the Delivery Points, together with appurtenances thereto, with sufficient capacity across Gatherer's Gas System to receive, gather and deliver Producer's Capacity, as defined in Section 3.1, attributable to such Receipt Point (as defined immediately below).

ii. "Receipt Points" shall be at the inlet of Gatherer's metering facilities located at the locations described on Exhibit "B" as RP1 through RP8 (the "Initial Receipt Points") and as RP10 through RP14 and RP16 (the "Infill Receipt Points"), together with any additional locations installed as part of any expansion of Gatherer's Gas System beyond the Initial System (the "Future Receipt Points"), and shall mean the facilities needed to connect Producer's Wells or Producer's facilities described below in Section 2.3 to the Gathering Lines, including metering and telemetry equipment, as may be further depicted on Exhibit "B" and Exhibit "B-2". Gatherer shall furnish, own and operate all Receipt Point meters.

iii. "Delivery Points" include the facilities required to redeliver an equivalent Thermal Content of Producer's Gas to Producer or its designee at locations described on Exhibit "B" (the "Initial Delivery Points"), together with any additional locations installed as part of any expansion of Gatherer's Gas System beyond the Initial System (the "Future Delivery Points"). Gatherer will use its commercially reasonable efforts and Producer will support and assist Gatherer to obtain physical Delivery Point interconnections with downstream third party facilities. Producer shall bear its pro rata share of all Actual Construct Costs of interconnection of Gatherer's Gas System with third party facilities with the interconnection to be owned and operated by Gatherer. Gatherer shall furnish, own and operate all Delivery Point meters if such meters are not furnished, owned and operated by third party operators of downstream interconnecting third party facilities.

iv. "Field Compression" includes compression facilities appurtenant to Gatherer's Gathering Lines, as needed to provide the Nominal Average Pressure, as defined herein, at the Initial and Infill Receipt Points, and a pressure with respect to the transport of Gas on the Gathering Lines or the redelivery of Gas at the Initial Delivery Points at the pressures prevailing at the known interconnecting facilities as identified on Exhibit "B" (the "Initial Compression Facilities "), together with any additional compression installed as part of any expansion of Gatherer's Gas System beyond the Initial System pursuant to this Agreement. As part of the Field Compression facilities, Gatherer may install, at its sole cost and expense, which costs shall be expressly excluded from the Actual Construct Costs, a dehydration system such as a TEG or EG dehydration system operating up to 740 Psig with stabilizer vessel and reboilers to eliminate excess water from the Gas stream and minimize the hazards presented by hydrate formation. Field Compression shall be owned and operated by Gatherer and Gatherer shall assess a "Compression Fee”" as further described in this Agreement and Exhibit "E".

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v. The portion of Gatherer's Gas System that consists of the Initial System as described below, will be designed and constructed to: (a) be capable of handling the Gas volumes existing and anticipated from the drilling spacing units described on Exhibit "B-1" (the "Initial System DSUs"); (b) provide a nominal average operating pressure at the individual Initial Receipt Points, RP 1 through RP8 as described more specifically on Exhibit "B", of approximately 55 Psig (the "Nominal Average Pressure" ) based on eight thousand (8000) Mcfd in the aggregate across the Initial System; and (c) provide the Nominal Average Pressure at the individual Receipt Points, RP10 through RP14 and RP16 as described more specifically on Exhibit "B" so long as no single Receipt Point exceeds one thousand (1000) Mcfd. In the event the nominal average operating pressure at any Receipt Point is in excess of the Nominal Average Pressure during any Accounting Period in which Producer's Gas volumes are 8000 Mcfd or less, Producer may provide written notice (a "Compression Notice ") to Gatherer requesting that Gatherer decrease the nominal average operating pressure at such Receipt Point. If the nominal average operating pressure at such Receipt Point is not brought within the range of the Nominal Average Pressure within forty-five (45) days following receipt of the Compression Notice, Producer shall have the right to install compression facilities upstream of such Receipt Point, at Producer's sole cost and expense, whereupon Producer shall not owe any Compression Fees for Producer's Gas delivered to such Receipt Point, until such time as the amount of Compression Fees otherwise attributable to such Gas, but retained by Producer, is equal to the total of Actual Construct Costs incurred by Producer to install such compression facilities. In the event the nominal average operating pressure at any Receipt Point is in excess of the Nominal Average Pressure during any Accounting Period in which Producer's Gas volumes are more than 8000 Mcfd, Gatherer shall propose a plan to modify or expand its Gas Gathering System as necessary to achieve and maintain the Nominal Average Pressure at the affected Receipt Points, and shall modify or expand its Gas Gathering System as necessary to achieve and maintain the Nominal Average Pressure at the affected Receipt Points within forty-five (45) days following receipt of the Compression Notice. Subject to Force Majeure, in the event Gatherer fails or elects not to modify or expand its Gas Gathering System as necessary to achieve and maintain the Nominal Average Pressure at the affected Receipt Points within forty-five (45) days following receipt of the Compression Notice, Producer shall have the right to install compression facilities upstream of such Receipt Point, at Producer's sole cost and expense, whereupon Producer shall not owe any Compression Fees for Producer's Gas delivered to such Receipt Point, until such time as the amount of Compression Fees otherwise attributable to such Gas, but retained by Producer, is equal to the total of Actual Construct Costs incurred by Producer to install such compression facilities.

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2.2            Rights-of-Way. At the time of executing this Agreement, Producer has completed its acquisition of rights-of-way (the "ROW" or "ROWs") from certain landowners within the Area of Dedication ("Landowners") authorizing the construction, installation and operation of multiple pipelines within the same right-of-way corridor. Producer shall be able to assign the ROWs in part to Gatherer, so as to grant Gatherer the right to install a single gas gathering line and related facilities in the corridor of the ROW in connection with the construction, installation and operation of the Initial System. Due to Producer's existing relationship with the Landowners and in an effort to maximize efficiency, Producer will continue to interface directly with the Landowners until such time as the ROWs have been partially assigned to Gatherer, except as described below. Producer has tendered compensation to the respective Landowner and has recorded the respective ROW with the McKenzie County Clerk and Recorder. With respect to each ROW, until such time as Producer assigns the ROWs to Gatherer, Producer shall indemnify and hold harmless Gatherer, its Affiliates, and their respective employees, officers, directors, contractors and subcontractors (collectively, "Gatherer Indemnified Parties") from and against any and all trespass claims or claims arising out of the invalidity of any ROW brought by third party landowners arising from Gatherer's ingress to, egress from, entry upon, and use of such ROWs for survey, construction, installation and operation of the Gas Gathering System except to the extent arising from the gross negligence or willful misconduct of Gatherer Indemnified Parties.

Producer shall use commercially reasonable efforts to obtain any third party consents required to assign its ROWs to Gatherer (each a "Consent to Assign "). In the event Producer, despite commercially reasonable efforts is unable to obtain any Consent to Assign Producer shall continue to hold such ROW for the benefit of Gatherer until such time as the Consent to Assign is obtained. Concurrently with the execution of this Agreement, Producer shall partially assign the ROWs to Gatherer, pursuant to the form of assignment attached hereto as Exhibit "G", and within thirty (30) days of receipt of detailed invoice and reasonably requested supporting documentation, Gatherer shall pay Producer twenty percent (20%) of the actual and direct costs incurred in obtaining the ROWs (based on five (5) pipelines allowed within a ROW and adjusted up or down for fewer or more pipelines properly located within a single ROW).

However, if Gatherer determines that any ROW is unnecessary for the Initial System or is insufficient, lacking, or otherwise defective, such that Gatherer in its reasonable discretion must acquire a new right-of-way in lieu thereof, such ROW shall not be assigned to Gatherer and Gatherer shall not pay any portion of the costs associated with such ROW.

Gatherer may proceed to interface with and acquire the real property interests it requires, including additional rights-of-way or amendments to ROWs to serve the Infill Receipt Points directly from the Landowners or other owners of such interests ("Gatherer ROWs"). In the event that Gatherer, despite commercially reasonable efforts, is unable to obtain any right-of-way deemed necessary for Gatherer in its reasonable discretion to construct and install the portions of the Initial System serving the Infill Receipt Points prior to May 31, 2015 (an "Outstanding ROW''), Gatherer may proceed with re-routing the course of the affected portion of the Initial System and acquire additional Gatherer ROWs to circumvent any uncooperative third party landowners with Gatherer to bear such Outstanding ROW costs and re-routing costs in the aggregate up to Eighty-Three Thousand Three Hundred and Thirty-Three dollars($83,333), which costs shall not be included in the Actual Construct Costs. In the event the Outstanding ROW costs are anticipated to exceed $83,333 the Parties shall promptly meet to develop a mutually agreeable plan to complete acquisition of Outstanding ROW. The Initial System Target In-Service Date shall be extended, as an Excused Delay as defined in Section 2.4 below, by the number of days, if any, that the construction and installation of the Initial System is delayed in order to acquire Outstanding ROW or agree on a course of action, or otherwise due directly to the Outstanding ROW.

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2.3            Producer's Facilities and Construction. Producer, at its own expense, shall construct, equip, maintain and operate all facilities upstream of the Receipt Points necessary to enable Producer to deliver all of Producer's Gas to Gatherer at the Receipt Points, including without limitation, flowlines and pipelines to move Producer's Gas from its Wells to the Receipt Points as identified in Exhibits "B" and "B-2" and mechanical separation equipment and all necessary facilities or equipment arising from any dual, split or additional connects if Producer's Wells are subject, in whole or in part, to existing dedications and connections to third party gatherers prior to the Effective Date. Producer shall be responsible for the delivery of Producer's Gas at pressures sufficient to enter the respective Receipt Point at the Nominal Average Pressure.

2.4            Initial System. The "Initial System" will consist of the initial facilities of Gatherer, described generally above and on Exhibit "B", as necessary to connect the Initial Receipt Points and Infill Receipt Points with the Initial Delivery Points, also described on Exhibit "B". The Parties have agreed upon the configuration, design and construction of Gatherer's Gas System and have deemed the Initial System as sufficient to serve all of Producer's Minimum Volume commitment stated in Exhibit "E", and that the Initial System is sufficient to serve all of Producer's anticipated volumes of Producer's Gas from the Wells identified on Exhibit "B-2" (collectively, the "Initial System Wells")at the Initial Receipt Point or Infill Receipt Point listed in the column "Gatherer Receipt Point Construction Responsibilities" next to each such Well.

Subject to events of Force Majeure, severe winter weather, frost laws, road restrictions and other requirements or delays imposed by government agencies including without limitation delays in issuing ROWs on federal lands needed for the portion of Gatherer's Gas System serving the Infill Receipt Points, whether or not within the scope of Force Majeure that would make the diligent pursuit of similar construction or installation operations unreasonable for a reasonably prudent McKenzie County North Dakota gatherer faced with similar conditions (whether one or more, "Excused Delays "), Gatherer shall diligently construct, install and complete (y) the portion of Gatherer's Gas System serving the Initial Receipt Points as described on Exhibit "B" and Exhibit "B-2" on or before May 1, 2015 (the "Start-Up Target Date "), and (z) all of the Initial System including the Initial and Infill Receipt Points, on or before August 31, 2015, as extended by the number of Days equal to any Excused Delay event (the "Initial System Target In-Service Date"). The Parties each agree that their respective obligations to meet the Start-Up Target Date are on a reasonable commercial efforts basis with no credits or penalties applicable to either Party for non-achievement. Producer acknowledges and agrees that any receipt, gathering and delivery of Gas by Producer prior to the Initial System In-Service Date shall incur the applicable Gas Gathering Fees and shall be provided on an interruptible basis at Gatherer's sole discretion as Gatherer may be completing the installation and construction of its Gas System and may also need to undertake calibration and other activities to achieve the Initial System In-Service Date during that period, provided however, that Gatherer shall notify Producer 24 hours or as soon as practicable prior to any activities of Gatherer that may reasonably be expected to cause an interruption or otherwise prevent Gatherer from receiving Gas from any Receipt Point from which Gatherer has previously accepted Gas, and Gatherer shall keep Producer fully informed of the progress of such activities and any anticipated resumption of service from such Receipt Point(s). The date on which Gatherer has completed the construction and installation of the Initial System, in its entirety so as to be capable of receiving Producer's Gas from all of the Initial Receipt Points and Infill Receipt Points identified on Exhibits "B" and "B-2'', shall be the "Initial System In-Service Date" . For avoidance of doubt, such completion by Gatherer shall be a deemed achievement of the Initial System In-Service Date notwithstanding the Initial System's partial or complete inability to accept and flow Gas on the Initial System when such inability arises solely from Producer's delay or failure to complete its responsibilities and obligations under this Agreement, as extended by Force Majeure or in the case of delay or failure to complete re-run piping if caused by frost laws imposed by government agencies.

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i.            In the event, subject to Force Majeure or Excused Delay, Gatherer fails to complete its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B" and Exhibit "B-2", on or before the Initial System Target In-Service Date, and Producer has completed all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2", and is otherwise ready, willing and able to deliver Producer's Gas to that portion of the Initial System that is not completed, the following shall occur:

a.           the applicable Minimum Volume for each Accounting Period, or portion thereof, between the Initial System Target In-Service Date and the Initial System In-Service Date, shall be reduced by the estimated average daily volumes of Producer's Gas from the Initial System In-Service Date Wells for each such Accounting Period that would have been otherwise delivered to Gatherer's uncompleted portion of the Initial System during such Accounting Periods, in accordance with estimates of anticipated volumes previously provided by Producer to Gatherer pursuant to Section

2.7 (the "Gatherer's Initial System Delay Pre-ln service Volumes"); and

b.           Producer shall receive a credit against the Gas Gathering Fees owed by Producer in that Accounting Period (or if none are owed in that Accounting Period, beginning in the next occurring Accounting Period in which Gas Gathering Fees are owed by Producer and continuing for each successive Accounting Period until the credit is used in full, with the credit amount equal to Two dollars and Fifty cents ($2.50) per Mcf for the Gatherer's Initial System Delay Pre-In service Volumes, up to a maximum total credit of Two Million dollars ($2,000,000) for all Gatherer's Initial System Delay Pre-In service Volumes under this Agreement together with all "Gatherer's Initial System Delay Pre-In service Barrels" as defined under the Related Dedication Agreements described in Section 8.3 herein ("Initial System Pre-ln service Credit'').

ii.            In the event Gatherer has completed its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B" and Exhibit "B-2", on or before the Initial System Target In-Service Date, but, subject to Force Majeure or in the case of delay or failure to complete re-run piping if caused by frost laws imposed by government agencies, Producer has failed to complete all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2'', and Gatherer is otherwise ready, willing and able to receive and gather Producer's Gas on that portion of the Initial System, then the following shall occur:

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a.           the applicable Minimum Volume for each Accounting Period, or portion thereof, between the Initial System Target In-Service Date and the Initial System In-Service Date, shall be reduced by the estimated average daily volumes of Producer's Gas from the Initial System In-Service Date Wells for each such Accounting Period that would have been otherwise delivered to the Initial System during such Accounting Periods if Producer had completed all facilities upstream of the Initial and Infill Receipt Points in accordance with estimates of anticipated volumes previously provided by Producer to Gatherer pursuant to Section 2.7 (the "Producer's Initial System Delay Pre-In service Volumes").

b.           Producer shall pay Gatherer an amount equal to Two dollars and Fifty cents ($2.50) per Mcf for the Producer's Initial System Delay Pre-In service Volumes beginning in the first Accounting Period following the Initial System In-Service Date and continuing for each successive Accounting Period until the payment is satisfied in full, up to a maximum total payment of Two Million dollars ($2,000,000) for all Producer's Initial System Delay Pre-In service Volumes under this Agreement together with all "Producer's Initial System Delay Pre-In service Barrels" as defined under the Related Dedication Agreements described in Section 8.3 herein ("Initial System Pre-In service Fee").

111.            In addition to Producer's remedies under Section 2.4(i), in the event Gatherer fails to complete its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B" and Exhibit "B-2'', on or before the date that is sixty (60) Days after the Initial System Target In-Service Date, and Producer has completed all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2" and is otherwise ready, willing and able to deliver Producer's Gas to that portion of the Initial System that is not completed, Producer shall have the option, exercisable in its sole discretion, to elect by written notice to Gatherer to construct and install the remainder of the Initial System, at Producer's sole cost and expense, whereupon Producer shall not owe any Gas Gathering Fees for any Gas delivered to the Initial and Infill Receipt Points or flowing through that portion of the Initial System constructed and installed by Producer, until such time as the amount of Gas Gathering Fees otherwise attributable to such Gas, but retained by Producer, is equal to one hundred and ten percent (110%) of the total of Actual Construct Costs incurred by Producer to complete the construction and installation of the remainder of the Initial System.

iv.            Gatherer shall keep Producer reasonably informed of the progress on the construction and installation of the Initial System, and any Excused Delays in connection therewith. Producer shall have the right to have its representative present during any onsite construction or installation operations of the Initial System.

2.5           Future Expansion Beyond the Initial System. After installation of the Initial System, Gatherer will install and connect such Future Receipt Points, Future Delivery Points, additional Field Compression and expansions of Gatherer's Gas System, including but not limited to, installing additional or "looped" gathering lines or a larger diameter pipe that Gatherer in its sole judgment determines are necessary or desirable to gather Producer's Gas dedicated under this Agreement from subsequent completed Wells drilled or acquired by Producer within the Area of Dedication as set forth in this Section 2.5. For avoidance of doubt, any expansion of Gatherer's Gas System to serve Producer's Wells located outside of the Area of Dedication is not contemplated by or covered under the scope of this Agreement. The Parties agree that Gatherer will own and operate any and all future expansions to Gatherer's Gas System including any Producer Built Gathering Facility, as defined in Section 2.6 herein.

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i.            In addition to providing Gatherer with annual drilling plans and quarterly updates to those plans under Section 2.7 below, Producer shall give Gatherer written notice (a "Connection Notice") one hundred twenty (120) to ninety (90) Days prior to the completion of any new Well located within the Area of Dedication but outside of the Initial System DSUs, or within ten (l0) days after acquiring any such completed Well, specifying: the Well name; Well location; the location of the nearest Receipt Point or proposed Future Receipt Point, as applicable, for such Well; drilling, completions and anticipated recompletion details; the minimum anticipated initial and annual volumes of Producer 's Gas from such Well together with the anticipated available volumes of Producer's Gas and Other Owner Gas from the drilling spacing unit ("DSU' ) in which the Well is located as may be requested by Gatherer; and if a Distant Expansion under subsection (iv) below applies, also specifying up to four (4) DSUs that are each directly adjacent to or cornering the DSU (the "Contiguous DSUs ") of the Distant Well (defined below) for possible Permanent Release at Producer's sole discretion under subsection (iv)(a) below if (iv)(a) applies and the anticipated available volumes of Producer's Gas from the four (4) Contiguous DSUs as may be requested by Gatherer (the anticipated volumes from the DSU of the Distant Well and the four (4) Contiguous DSU volumes if requested, are collectively the "Connection Volumes").Concurrently with its Connection Notice under this Agreement , Producer shall provide Gatherer with "Connection Notices" concerning the Well as required under the Related Dedication Agreements described in Section 8.3 of this Agreement. If a Well that is the subject of a Connection Notice is not completed within one hundred twenty (120) days of the Connection Notice, following good faith discussions with Producer, Gatherer shall then have the option to deem the Connection Notice as invalid and of no further effect.

ii.         In the event the Well, or the Future Receipt Point, if applicable, as identified in the Connection Notice requires less than or equal to a three (3) mile expansion of Gatherer's Gas System from an existing Receipt Point or Delivery Point, as Gatherer's Gas System exists as of the date of the Connection Notice (a "Nearby Well"), Gatherer shall have the first option to construct, install and place into operation an expansion of Gatherer's Gas System to connect to the Nearby Well at Gatherer's sole cost and expense, in exchange for Gatherer's ability to charge Producer an additional fee per Mcf for any Gas from such Nearby Well or any other Well Producer flows through such expansion constructed by Gatherer based on the sample calculation set forth in Exhibit "H," such that Gatherer has recouped its Actual Construct Costs incurred by Gatherer to construct the expansion plus incremental operating expenses and capital expenditures, including capital expenditures needed to modify or upsize the Initial System or a prior expansion of the Initial System to accommodate the Connection Volumes, over a five (5) year period and receive a seven and a half percent (7.5%) internal rate of return ("IRR" as calculated by the Microsoft Excel IRR function :financial formula) and trued up quarterly ( "Expansion Fee''). For the avoidance of doubt the Expansion Fee shall be in addition to all other Gas Gathering Fees due for the Connection Volumes and such Expansion Fee shall be reduced equitably if Gatherer, in its sole discretion, elects to construct and install an expansion of larger size or greater capacity than requested by Producer in its Connection Notice or required to serve Producer's Connection Volumes.

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m.           Subject to Force Majeure and the condition that Producer has in fact completed such a Nearby Well, in the event Gatherer fails to timely construct, install and make available for operation on or before the later of ninety (90) days from receipt of the Connection Notice or the date the Well identified in the respective Connection Notice is completed, an expansion of Gatherer's Gas System to connect the Connection Volumes from the Nearby Well, following good faith discussions with Gatherer, Producer shall then have the option either to:

a.           Construct and install an expansion of Gatherer's Gas System to connect Gatherer's Gas System existing at that time to the Nearby Well, at Producer's sole cost and expense, in exchange for Producer receiving a credit against any Base Fee component of the Gas Gathering Fees otherwise owed Gatherer for any Gas from such Nearby Well or any other Well flowing through such expansion constructed by Producer, until such time as the amount of the Base Fee component of the Gas Gathering Fees otherwise attributable to such Gas, but retained by Producer, is equal to the total of Actual Construct Costs incurred by Producer to construct the expansion based on the sample calculation set forth in Exhibit "H," such that Producer has recouped its Actual Construct Costs incurred by Producer to construct the expansion plus incremental operating expenses and capital expenditures, including capital expenditures needed to modify or upsize the Initial System or a prior expansion of the Initial System to accommodate the Connection Volumes, over a five (5) year period and receive a seven and a half percent (7.5%) IRR and trued up quarterly ( "Expansion Credit"); or

b.           Subject to Section 1.4(ii), obtain a Permanent Release from this Agreement of the Nearby Well and any of the Leases located within the same DSU as the Nearby Well but not located within an Initial System DSU.

iv.         In the event the Well, or the Future Receipt Point or Delivery Point, if applicable, as identified in the Connection Notice requires more than a three (3) mile expansion of Gatherer's Gas System, as Gatherer's Gas System exists as of the date of the Connection Notice ("Distant Well"), or involves a connection of Gatherer's Gas System with facilities of third parties not connected to Gatherer's Gas System as of the date of the Connection Notice (one or both situations, a "Distant Expansion ") , the Parties shall promptly pursue good faith negotiations of mutually agreeable terms and conditions of such an expansion and strive to enter into a definitive separate agreement or written amendment setting forth a definitive agreement as to such Distant Expansion. In the event the Parties have not reached agreement, on or before the later of ninety (90) days from receipt of the Connection Notice or the date the Well identified in the respective Connection Notice is completed, for the terms of such a Distant Expansion of Gatherer's Gas System, following good faith discussions with Gatherer, Producer shall have the option to:

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a.    Subject to Section l .4(ii), obtain a Permanent Release from this Agreement of any of the Leases located within the DSU of the Distant Well, and the four (4) Contiguous DSUs but only if such Leases are not located within an Initial System DSU.

v.           Gatherer shall keep Producer reasonably informed of the progress on the construction and installation of any expansion of Gatherer's Gas System. Producer shall have the right to have its representative present during any onsite construction or installation operations of any expansion of Gatherer's Gas System.

2.6           Construction or Expansion by Producer. In the event Producer elects to construct, install or expand any portion of Gatherer's Gas System pursuant to an express right provided under this Agreement, which express right does not extend to a gas processing facility or compression above what is required for a similar gas gathering facility (a "Producer Built Gathering Facility"),the following shall apply:

i.            Each Producer Built Gathering Facility shall be constructed and installed by Producer according to the reasonable design and construction specifications of Gatherer. In constructing and installing the Producer Built Gathering Facility, Producer shall have the right to utilize any available gas pipeline right-of-way or easement rights of Gatherer and any materials of Gatherer, at cost.

ii.         Upon completion of any Producer Built Gathering Facility, Producer shall assign such Producer Built Gathering- Facility to Gatherer, at no charge to Gatherer, but expressly subject to the terms of this Agreement, whereupon it shall become part of Gatherer's Gas System.

iii.         If Producer has incurred Actual Construct Costs pursuant to Section 2.5(iii)(a), once Producer has recouped all of such Costs pursuant to Section 2.5, Gatherer may begin to assess the applicable Base Fee component of Gas Gathering Fees for all Gas delivered by Producer into or flowing through such Producer Built Gathering Facility. Gatherer may begin to assess all other components of the Gas Gathering Fees for all Gas delivered by Producer beginning upon the commencement of receipt into or flow through such Producer Built Gathering Facility.

iv.         For the avoidance of doubt, for purposes of determining whether Producer has delivered the Minimum Volume in any Accounting Period pursuant to the terms and conditions set forth on Exhibit "E", any Gas delivered during such Accounting Period for which Producer does not owe any Base Fee component of the Gas Gathering Fees pursuant to its incurrence of Actual Construct Costs pursuant to Article 2 of this Agreement shall be included in the Delivered Volume.

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2.7           Producer's Anticipated Volumes. Upon the execution of this Agreement, and thereafter by October first (1st) of each calendar year, Producer shall communicate its drilling, completion and recompletion plans to Gatherer in writing, including locations, anticipated spud dates, together with anticipated volumes to be delivered to Gatherer, for the next calendar year. Additionally, during Gatherer's construction of facilities to serve the Infill Receipt Points, Producer shall promptly notify Gatherer of any delay in its drilling and completion schedules for the Wells identified in Exhibit "B-2", including without limitation delays in completion of any Wells on Exhibit "B-2" later than May 1, 2015. At all other times during the Primary Term or Extended Term, no later than the last day of each calendar quarter, Producer shall notify Gatherer in writing with reasonable detail of any changes or additions to its drilling plans for the succeeding twelve (12) Accounting Periods. In addition to providing Connection Notices, pursuant to Section 2.5(i), Producer shall provide updates to Gatherer, as needed, of specific drilling and completion plans, actual initial production dates, and additional volumes from Other Owner Gas or from prior dedications.

2.8           Ownership of Facilities. Producer expressly does not by the terms of this Agreement, sell, transfer or assign unto Gatherer any title or interest whatsoever in the Leases or any pipelines or other equipment of any nature owned or used by Producer in the operation of Producer's Wells and the Leases. Gatherer expressly does not by the terms of this Agreement, sell, transfer or assign unto Producer any title or interest whatsoever in Gatherer's Gas System, or any pipelines or other equipment of any nature owned and used by Gatherer in the operation of Gatherer's Gas System or its performance of services under this Agreement.

ARTICLE III
GATHERING SERVICE

3.1           Producer's Capacity. Commencing on the Initial System In-Service Date, Gatherer shall make available Capacity equal to Producer's anticipated volumes of Producer's Gas to be delivered pursuant to Sections 2.4 and 2.7 ("Producer's Capacity")in the aggregate, for the benefit of Producer's Gas, subject to Force Majeure. On a daily basis, any capacity available in the Gatherer's Gas System in excess of the lesser of Producer 's Capacity or the actual amount of Producer's Gas nominated by Producer to Gatherer each Day hereunder, shall be available to Gatherer for Third Party Gas volumes on such Days. Producer's Capacity shall be adjusted upward by additional Connection Volumes served by expansions of Gatherer's Gas System pursuant to Section 2.5 of this Agreement, and downward by Permanently Released Volumes pursuant to Section l .4(ii) of this Agreement.

3.2           Gathering. Subject to the terms and conditions of this Agreement, Gatherer shall receive at the Receipt Points and gather Producer's Gas utilizing Gatherer's Gas System, up to Producer's Capacity, and redeliver an equivalent Thermal Content quantity of Gas, less Fuel, Field Condensate, and Lost and Unaccounted for Gas, to Producer or its designee at the Delivery Points in consideration of Producer's payment of the Gas Gathering Fees provided on Exhibit "E". To the extent of available capacity, Gatherer also agrees to receive and gather any of Producer 's Gas in excess of Producer's Capacity and Other Owner Gas on an interruptible basis and to redeliver to Producer or its designee the equivalent Thermal Content quantity of such Gas, less Fuel, Field Condensate, and Lost and Unaccounted for Gas to Producer or its designee at the Delivery Points in consideration of Producer's payment of the Gas Gathering Fees provided on Exhibit "E" for such Producer's Gas and Other Owner Gas. For purposes of Thermal Content determination under this Agreement, Gas will be measured by Gatherer using an ABB Flow Totalizer with volumes adjusted for gas composition and reported in Btus. Gas sample analysis will be made at least quarterly and analysis results will be the composition basis for the period.

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3.3           No Processing. Gatherer shall not process Producer's Gas for the removal of liquefiable hydrocarbons after receipt of Producer's Gas at the Receipt Points and prior to its delivery to the Delivery Points, other than by the use of conventional mechanical type Gas liquid separators commonly used in the industry to separate liquid hydrocarbons and free water from Gas which shall include without limitation the dehydration system identified in Section 2.1(iv). The Parties acknowledge and agree that Field Condensate may separate from Producer's Gas as a result of Gatherer's normal gathering and compression operations and that Gatherer shall be allowed to remove and retain for its own account such Field Condensate.

3.4           Third Party Gas. Producer acknowledges and understands that Gatherer will receive Producer's Gas utilizing Gatherer's Gas System which may also receive and commingle Producer's Gas with Third Party Gas delivered to Gatherer by other parties, at all times subject to Producer's Capacity and such Third Party Gas meeting the Gas Quality Specifications set forth in the attached Exhibit "F." Accordingly, the Gas delivered to the Producer or Producer' s designee at the Delivery Points may not be the same Gas, or have the same characteristics, as Producer's Gas delivered to the Receipt Points.

3.5           Priority of Service. Except for any Other Owner Gas that has not been dedicated to this Agreement by ratification or other formal agreement entered into by such Other Owner, Producer 's Gas, up to Producer's Capacity, shall be accorded highest priority on Gatherer's Gas System with respect to capacity allocations, interruptions, or curtailments. On a Receipt Point or Delivery Point basis as applicable, Producer's Gas will be the last Gas curtailed from Gatherer's Gas System in the event of an interruption or curtailment affecting specific Receipt Points or Delivery Points rather than Gatherer's Gas System as a whole, and all of Producer's Gas affected by a particular Receipt Point or Delivery Point will be treated in the same manner in the event an allocation is necessary. Gatherer agrees not to contract to provide, at any time, gathering service on Gatherer's Gas System on a basis that has a priority higher than what Producer's Gas is entitled to pursuant to this Section 3.5 and under this Agreement.

ARTICLE IV
EXHIBITS

4.1           Exhibits. All Exhibits attached to this Agreement are incorporated into and made an integral part of this Agreement by reference including the General Terms and Conditions set forth in the attached Exhibit "C" (the "GT&C').

4.2           Order of Precedence. In the event of any conflict between the terms as set out in the body of this Agreement and those set out in the GT&C, the terms in the body of this Agreement shall control.

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ARTICLE V

CON SIDERATION & FEES

5.1           Fees. Gatherer shall charge and Producer shall pay the applicable "Gas Gathering Fees" and any "Shortfall Payment" described on Exhibit "E" based on the total Mcf of Gas delivered by Producer and received at the Receipt Points. If and as applicable under Section 2.4(ii)(b), Gatherer shall charge and Producer shall pay the Initial System Pre-In service Fee. If and as applicable under Section 2.5, Gatherer shall charge and Producer shall pay the Expansion Fee.

5.2           Annual Fee Adjustments. The Base Fee, Meter Fee, Compression Fee, and Expansion Fee components of the Gas Gathering Fees may be adjusted annually during the term of this Agreement, for the prospective calendar year, the first prospective calendar year being 2020, based on the percentage change in the annual average in the "Consumer Price Index for All Urban Consumers (CPI-U) : U.S. city average - All items" which occurred in the preceding calendar year as published by the United States Department of Labor, Bureau of Labor Statistics for the previous calendar year, but shall never be less than the Base Fee, Meter Fee or Compression Fee, as applicable, set forth in Exhibit "E''.

5.3           Utilities. Producer shall furnish utilities needed for Gatherer's Gas System at the Receipt Points. In addition to the Gas Gathering Fees and utilities furnished by Producer, Gatherer shall charge and Producer shall pay its pro rata share of the actual utility costs incurred by Gatherer in connection with operating Gatherer's Gas System including any necessary power costs incurred in connection with Field Compression or with the Delivery Points. The actual utility costs shall be allocated on a pro-rata basis to each shipper of Gas on Gatherer's Gas System each Accounting Period based upon throughput of all Gas through Gatherer's Gas System during such Accounting Period.

5.4           Lost and Unaccounted for Gas. The difference between the volume of Producer' s Gas, as measured in MMBtus at the Receipt Points and the measurements provided by the interconnecting parties in MMBtus at the Delivery Points, less Field Condensate and Fuel, shall be considered as Lost and Unaccounted for Gas sustained on Gatherer's Gas System due to evaporation, measurement and other losses in transit. The Lost and Unaccounted for Gas shall be allocated on a pro-rata basis to each shipper of Gas on Gatherer's Gas System each Accounting Period based upon throughput of all Gas through Gatherer's Gas System during such Accounting Period. Gatherer shall not be responsible to Producer for the Lost and Unaccounted for Gas.

5.5           Fuel. Gatherer may retain for its own account so much Gas as reasonably necessary for Gatherer to use and consume as fuel to operate Gatherer's Gas System ("Fuel"). The Fuel shall be allocated on a pro-rata basis to each shipper of Gas on Gatherer's Gas System each Accounting Period based upon throughput of all Gas through Gatherer's Gas System during such Accounting Period.

5.6           Limitation. Notwithstanding anything to the contrary herein, the equivalent Thermal Content quantity of Producer's pro rata share of the sum of (i) all Lost and Unaccounted for Gas, and (ii) Fuel, for any Accounting Period, shall not exceed four percent (4.0%) of the equivalent Thermal Content quantity of Producer's Gas transported on Gatherer's Gas System for such Accounting Period .

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ARTICLE VI

NOTICES

6.1           Notice Process. All notices and communications required or permitted under this Agreement shall be in writing and shall be considered as having been given if delivered personally, or when received by mail, by electronic means (confirmed as received before 5 p.m. at the place of receipt), or by express courier, postage prepaid, by either Party to the other at the addresses given below. Routine communications, including monthly statements, shall be considered as duly delivered when mailed by ordinary mail or by electronic means.

6.2           Addresses for Notice. Unless changed upon written notice by either Party, the addresses for notice purposes are as follows:

TO:	Emerald Oil, Inc.
1600 Broadway, Suite 1360
Denver, CO 80202
Phone: 303-595-5629
Contact: James Muchmore

TO:	Dakota Midstream, LLC
1600 Broadway, Suite 1330
Denver, CO 80202
Phone: 202-213-5998
Contact: Tim Reynolds

ARTICLE VII

TERM

7.1    Primary and Extended Terms. This Agreement shall commence as of the Effective Date and shall remain in full force and effect for a primary term of fifteen (15) years (the "Primary Term") and shall continue year to year thereafter until terminated by either Party (the "Extended Term") by providing written notice of termination to the other Party at least sixty (60) days prior to the expiration of the Primary Term or any subsequent annual expiration date.

7.2    Capacity Adjustment. During any Extended Term, Producer's Capacity will be the average daily volume of Producer's Gas delivered to Gatherer's Gas System during the prior twelve (12) month period.

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7.3           Uneconomic Operations. Subject to any Force Majeure event affecting Producer's obligations to deliver Gas hereunder, in addition to all other rights of Gatherer under this Agreement, in the event the sum of actual direct costs (for the avoidance of doubt, excluding overhead, depreciation, amortization and capital expenditures) incurred by Gatherer to operate any portion of Gatherer's Gas System (the "Uneconomic Segment'') during any ninety (90) day period are in excess of the total net revenue attributable to the Uneconomic Segment (including all Gas Gathering Fees paid by Producer or any third party attributable to the Uneconomic Segment) during such ninety (90) day period, Gatherer shall have the right to send written notice (an "Uneconomic Notice" ) to Producer of its intent to terminate receipts of Gas into the Uneconomic Segment unless the Gas Gathering Fees owed by Producer for Producer 's Gas delivered to the Uneconomic Segment are increased such that Gatherer's total anticipated net revenue attributable to the Uneconomic Segment is projected to equal one hundred ten percent (110%) of Gatherer's actual direct costs (for the avoidance of doubt, excluding overhead, depreciation, amortization and capital expenditures) incurred by Gatherer to operate the Uneconomic Segment. Any increased Gas Gathering Fee shall be borne pro-rata by Producer and any third party shipper on the Uneconomic Segment according to the anticipated volumes of Producers Gas and Third Party Gas to be delivered to or flowed through the Uneconomic Segment. Within ten (10) days of Producer's receipt of notice from Gatherer, Producer shall elect by written notice sent to Gatherer either to:

i.        Accept the increased Gas Gathering Fees, or portion thereof, effective as of the beginning to the next Accounting Period, owed by Producer for Producer's Gas delivered to the Uneconomic Segment, whereupon Gatherer shall not send another Uneconomic Notice pursuant to this Section 7.3 for at least ninety (90) days; or

ii.       Obtain a Temporary Release of the Leases and Wells directly affected by the Uneconomic Segment, with Producer able to elect, by delivery of written notice to Gatherer, to obtain a Permanent Release and terminate the Agreement, insofar as it pertains to the Uneconomic Segment after one hundred eighty (180) days of Producer's receipt of the Uneconomic Notice under this Section 7.3.

ARTICLE VIII

MISCELLANEOUS

8.1           Assignment. This Agreement, including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto shall extend to and inure to the benefit of and be binding upon the Parties, and their respective successors and assigns, including any purchaser of Producer's Gas or Producer's interests in the Leases that are dedicated under this Agreement or subsequent operator of the Wells, and any purchaser of Gatherer's Gas System, or any part or interest therein which are subject to this Agreement; provided, however, (i) this Agreement shall not be assigned by a Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) no sale, assignment, conveyance or other transfer (collectively, a "Transfer") of Producer's Leases or Wells, or any part thereof or interest therein, or any part of Gatherer's Gas System, shall be made unless the transferee thereof shall assume and agree to be bound by this Agreement insofar as the same shall affect and relate to the Leases, Wells, Gatherer's Gas System or interests so Transferred. Notwithstanding the conditions and restrictions set forth on assignment in this Section 8.1, each Party retains the right to freely assign this Agreement to an Affiliate within the first year following the Effective Date. Interests owned in the Area of Dedication by a transferee of any of Producer's Leases or Wells that were owned prior to the effective date of such Transfer shall not become subject to this Agreement by virtue of such Transfer. Itis further agreed, however, that nothing herein contained shall in any way prevent a Party from pledging or mortgaging, all or any part of such Producer's Leases if Producer, or Gatherer's Gas System if Gatherer, as security under any mortgage, deed of trust, or other similar lien, or from pledging this Agreement or any benefits accruing hereunder to the Party making the pledge without the assumption of obligations hereunder by the mortgagee, pledgee or other grantee under such instrument.

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8.2           No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person or entity not a party hereto other than successors and assigns of the Parties.

8.3           Cooperation Under Related Dedication Agreements. The Parties expressly acknowledge that this Agreement is one of several agreements executed contemporaneously herewith by Producer, Gatherer, or an Affiliate of Gatherer pertaining to the gathering or transportation of Crude and water, and the disposal of water from the same Leases and Wells .and covering the same Area of Dedication (the "Related Dedication Agreements "), with certain facilities to be located, and services to be provided, under this Agreement in proximity to those covered under the Related Dedication Agreements. The cooperation and performance by the Parties and their respective Affiliates of all of the obligations under this Agreement and each of the Related Dedication Agreements is essential for the Parties to receive the full benefit of their bargain under this Agreement and the Related Dedication Agreements. Subject to Force Majeure and any other applicable provisions under this Agreement or any Related Dedication Agreement, Gatherer and each Affiliate of Gatherer which is a party to a Related Dedication Agreement, shall construct, install and put into service the Initial System, pursuant to this Agreement, and the corresponding Initial Systems for Crude transportation and water gathering as described in the Related Dedication Agreements, in each case, in their entirety, as to all of the Initial and Infill Receipt Points together with any future expansions beyond the Initial System undertaken pursuant to this Agreement and under the corresponding provisions of the Related Dedication Agreements.

8.4           Entirety; Amendment. Subject to Section 8.3, this Agreement, together with the Exhibits attached hereto, constitutes the entire agreement and understanding between the Parties hereto and supersedes and renders null and void and of no further force and effect any prior proposals, understandings, negotiations or agreements between the Parties relating to the subject matter hereof, and all amendments and letter agreements in any way relating thereto. No provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument executed by the Parties.

8.5           Severability. Should any part of this Agreement be found to be void, unenforceable or be required to be modified by a court or governmental authority, then only that part of this Agreement shall be voided, unenforceable, or modified accordingly. The remainder of this Agreement shall remain in force and unmodified, subject to Section 7 of the GT&C.

8.6           Additional Gas Services; Area of Interest. In the event Producer desires to construct, install, operate or perform gas delivery, gas quality enhancement, gas lift or re-injection, compression or other field services or Producer desires gas gathering services in areas of McKenzie County south of Township 150, Billings County, or Stark County, North Dakota ("Area of Interest ") (such additional types of locations or desired services collectively "Additional Gas Services"), Producer shall give notice to Gatherer regarding such Additional Gas Services before soliciting such Additional Gas Services or entering into any binding agreements with any third parties to perform such Additional Gas Services. The selection of Gatherer or any third party to perform such Additional Gas Services shall be in the sole discretion of Producer, and the performance of such Additional Gas Services shall be governed by a separate agreement containing mutually agreeable terms and conditions.

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8.7           Audit Rights.

i.          Except for Actual Construct Costs for which a process of disclosure and agreement is provided within Section 1(b) of the GT&C and Initial System Costs which are further addressed in Exhibit "E", upon ten (10) days prior written notice, either Party shall have the right, at reasonable times during normal business hours, but no more frequently than once each calendar year, at its own expense, to examine the books and records of the other Party to the extent necessary to audit and verify the accuracy of any statement, charge, or computation made under or pursuant to this Agreement. All statements, allocations, measurement, and payments made in any Accounting Period prior to the twenty-four (24) Month period preceding the Month in which notice of audit is given by the auditing Party shall be conclusively deemed to be true and correct and the scope of such audit shall be limited to statements, allocations, measurements and payments made during such twenty-four (24) Month period.

ii.         The auditing Party shall have ninety (90) days after commencement of the audit in which to submit a written claim, with supporting detail, for proposed adjustments. Ifthe auditing Party fails to submit a written report to the audited Party within the ninety (90) day period, then all statements, charges and computations made under or pursuant to this Agreement that were within the audit period shall be deemed to be appropriate and accurate. Upon receipt of an audit report, the audited Party shall have ninety (90) days to make all recommended adjustments, or to notify the auditing Party that it does not agree and its basis for disagreement. Any unresolved disagreements shall be resolved pursuant to Section 11 of the GT&C.

8.8           Amendment and Restatem ent of Original Agreement. Upon execution of this Agreement by Gatherer and Producer, this Agreement shall amend, restate, supersede and replace the Original Agreement, including any amendments thereto, in its entirety and for all purposes, effective as of the Effective Date.

8.9           Governing Law: Venue. TIDS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EXCLUSIVE VENUE FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT BY EITHER PARTY IN CONNECTION WITH THIS AGREEMENT OR ARISING OUT OF THE EFFECTIVE TERMS OR CONDITIONS HEREOF SHALL BE IN THE CITY AND COUNTY OF DENVER, COLORADO .

8.10         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which, when construed together, shall constitute one and the same instrument.

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8.11     Ratification . Emerald WB LLC hereby ratifies, confirms and approves the Agreement in all respects and adopts it as Emerald WB LLC's act and deed to the same ex.tent as if the Agreement had been executed by Emerald WB LLC on the date of its original execution, effective as of the Effective Date.

THE PARTIES HERETO have executed this Agreement effective as of the Day and year first above written.

GATHERER
DAKOTA MIDSTREAM, LLC

By:	/s/ Tim Reynolds
Name: Tim Reynolds
Title: Founding Partner
Date: May 26, 2015

PRODUCER
EMERALD OIL, INC.

By:	/s/ McAndrew Rudisill
Name: McAndrew Rudisill
Title: Chief Executive Officer and President
Date: May 26, 2015

EMERALD WB LLC

By:	/s/ McAndrew Rudisill
Name: McAndrew Rudisill
Title: President
Date: May 26, 2015

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